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                                                                    Exhibit 3(b)

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              CHECKFREE CORPORATION
                                      INTO
                         CHECKFREE HOLDINGS CORPORATION

                         (Pursuant to Section 253 of the
                      General Corporation Law of Delaware)


         CheckFree Holdings Corporation, a Delaware corporation (the "Corporation"), does hereby certify:

         FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of each class of capital stock of CheckFree Corporation, a Delaware corporation.

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the 24th day of July, 2000, determined to merge into itself CheckFree Corporation on the conditions set forth in such resolutions:

         WHEREAS, this Corporation lawfully owns all the outstanding shares of CheckFree Corporation (the "Subsidiary"), a corporation organized and existing under the laws of Delaware;

         WHEREAS, the Board of Directors deems it to be in the best interests of this Corporation and its stockholders that the Subsidiary be merged with and into this Corporation as of August 3, 2000 (the "Effective Date");

         WHEREAS, it is intended that the merger be considered a tax-free plan of liquidation of the Subsidiary pursuant to Section 338 of the Internal Revenue Code of 1986, as amended;

         WHEREAS, the Board of Directors deems it to be in the best interest of this Corporation and its stockholders that the Corporation's Certificate of Incorporation be amended to change the name of the Corporation to CheckFree Corporation, pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Date.

         NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself its Subsidiary and assume all of said Subsidiary's liabilities and obligations as of the Effective Date;


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         FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of this Corporation is CheckFree Corporation as of the Effective Date;

         FURTHER RESOLVED, that the appropriate officers of this Corporation be and they hereby are directed to make, execute, and acknowledge a certificate of ownership and merger setting forth a copy of the resolutions to merge Subsidiary into this Corporation and to assume Subsidiary's liabilities and obligations on the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware;

         FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to do any and all things and to take any and all actions, including executing, delivering, acknowledging, filing, recording, and sealing all documents, certificates, statements, or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.

                                    CHECKFREE HOLDINGS CORPORATION

                                    By: /s/Peter J. Kight
                                        ------------------------------------
                                        Peter J. Kight
                                        Chairman and Chief Executive Officer

ATTEST:

By: /s/Curtis A. Loveland
   -------------------------------
   Curtis A. Loveland, Secretary